EXHIBIT 24
                            CONFIRMING STATEMENT
       This Confirming Statement confirms the undersigned, Cecil W. Jones, has authorized and designated, pursuant to a Power of Attorney executed
April 28, 2026, each of Randall G. Ray and Mark A. Robertson, signing singly, and Munck Wilson Mandala, LLP, acting by any duly authorized partner, attorney, or other representative, to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's position as a director, and/or the undersigned's ownership of or transactions in securities, of Tyler Technologies, Inc. This Confirming Statement is being uploaded as an exhibit in place of the aforementioned Power of Attorney due to file upload limitations with respect to Forms 3, 4, and 5. The authority of Randall G. Ray, Mark A. Robertson, and Munck Wilson Mandala, LLP under this Confirming Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of Tyler Technologies, Inc., unless earlier revoked in writing. The undersigned acknowledges that Randall G. Ray, Mark A. Robertson, and Munck Wilson Mandala, LLP are not assuming any of the undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934.
April 28, 2026                        /s/ Abigail Marshall Diaz-Pedrosa